EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
Semitool Europe Ltd.	United Kingdom
Semitool Halbleitertechnik Vertriebs GmbH	Germany
Semitool France SARL	France
Semitool Italia SRL	Italy
Semitool Japan Inc.	Japan
Semitool Korea, Inc.	Korea
Semitool (Asia) Pte Ltd.	Singapore
Rhetech, Inc.	Delaware
Semitool Austria GmbH	Austria
Semitool Israel, Limited	Israel
Semitool Schweiz GmbH	Switzerland
Semitool Semiconductor Equipment Technology (Shanghai) Co., LTD.	China
Semitool (Taiwan) Inc.	Nevada
Semitool (Philippines) Inc.	Nevada